For Immediate Release

TradeStation Group Receives Non-Compliance Letter from NASDAQ Upon Resignation of Board Member
TradeStation Expects to Fill Vacancy and Regain Compliance in Accordance With NASDAQ Rules

Plantation FL, March 13, 2009 – TradeStation Group, Inc. (NASDAQ GS: TRAD) today announced that the company plans to ensure that its Board of Directors to be elected at its scheduled June 2, 2009 annual meeting of shareholders is comprised of a majority of independent directors. NASDAQ Rule 4350(c) requires that a majority of the company’s Board of Directors be independent (as disclosed by the company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009, due to the retirement of an independent director on March 6, 2009, the Board is now comprised of three independent directors and three directors who do not qualify as independent under applicable SEC and NASDAQ rules). As is standard practice in such situations, on March 11, 2009 the company received a letter from The Nasdaq Stock Market stating that the company was not in compliance with NASDAQ Rule 4350(c) and providing the company with a cure period in accordance with NASDAQ Rule 4350(c).

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art electronic order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE, FINRA, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange and NASDAQ OMX. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services.  Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000

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